Exhibit 5.1
June 30, 2011
Metalico, Inc.
186 North Avenue East
Cranford, New Jersey 07016
Dear Sirs:
We have acted as counsel to Metalico, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of an aggregate of 1,456,731 shares of common stock (the “Shares”), par value $0.001 per share (the “Common Stock”), of the Company, all of which are issuable upon exercise of currently outstanding warrants (the “Warrants”).
As such counsel, we have reviewed the corporate proceedings taken by the Company with respect to the authorization of the issuance of the Shares. We have also examined and relied upon originals or copies of such corporate records, documents, agreements or other instruments of the Company as we have deemed necessary to review. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have entirely relied upon certifications of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certifications.
We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing a document. We have also assumed that the registration requirements of the Act and all applicable requirements of state laws regulating the sale of securities will have been duly satisfied.
We further assume that all Shares issued will be issued in accordance with the terms of the Warrants.
Based upon the foregoing, it is our opinion that the Shares will be, when sold, paid for and issued as contemplated by the terms of the Warrants, validly issued and fully paid and nonassessable.
This opinion is limited to the provisions of the Delaware General Corporation Law.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,
/s/ LOWENSTEIN SANDLER PC